Exhibit 99.1

For Immediate Release

October 2, 2006

Website Pros Acquires Renovation Experts.com

Acquisition expands the company’s online lead generation

capabilities for small and medium-sized businesses

(Jacksonville, FL) – Website Pros, Inc. (Nasdaq: WSPI), a leading provider of web services, internet marketing and lead generation solutions for small and medium-sized businesses, announced today the acquisition of substantially all of the assets and select liabilities of Halifax, Nova Scotia based Renovation Experts.com (Renex, Inc.), an online lead generation marketplace for contractors and homeowners. Website Pros will operate Renovation Experts.com as a separate division that will be teamed with Website Pros’ LEADS.com group.

David Brown, President & CEO of Website Pros, stated, “We are pleased to announce the acquisition of Renovation Experts.com, which enhances our ability to provide a one-stop shop for comprehensive, affordable website and online advertising solutions for small and medium-sized businesses. Renex opens up new opportunities for our LEADS.com group, and the ability to leverage Renex’s leadership and success in the home services market is in-line with Website Pros long-term strategic direction of providing targeted, high value solutions to customers in specific vertical markets.” Brown added, “In addition to being highly attractive from a fundamental perspective, the acquisition is consistent with our strategic plan of executing on acquisitions that we expect to be accretive to the bottom line.” Due to the absence at this time of an estimate of the allocation of purchase price between goodwill and other intangibles, Website Pros is unable to provide GAAP estimates on future earnings. The transaction is currently expected to be break-even to slightly accretive to earnings in the first twelve months after closing on a non-GAAP basis.

By logging onto www.renovationexperts.com, homeowners receive competitive bids from a network of contractors in their local area on a range of services, from bathroom remodeling to landscaping. With a nationwide network of more than 3,000 U.S. premier contractors, Renovation Experts.com serves as a competitive marketplace for consumers in need of remodeling services and as a targeted lead generation program for qualified contractors. Member contractors may subscribe to Renovation Experts.com’s monthly lead generation service or opt to pay for leads on a case-by-case basis. Since the company was founded in 1999, it has assisted over 700,000 homeowners with their renovation needs, and in 2005 the company generated over $4.1 million in revenue.

Todd Walrath, Executive Vice President of Website Pros’ LEADS.com division stated, “The combination of Website Pros and Renovation Experts.com allows us to expand our relationships with current customers as well as add new lead generation capabilities.”

Craig Lucas, President & CEO of Renovation Experts.com, adds, “Our business momentum and awareness in the marketplace has increased significantly over the last year. With the added management support and financial resources of Website Pros, we will be much better positioned to capitalize on the growing demand we see in our current target market. In addition, combining with Website Pros will help broaden our reach beyond our core categories into related markets.”

Under the terms of the Asset Purchase Agreement, Website Pros paid cash consideration of $7,000,000 and agreed to issue 138,748 shares of Website Pros Common Stock on each of September 30, 2007 and September 30, 2008. In addition, if certain requirements are met during the one year following September 30, 2006, then Website Pros will pay Renovation Experts.com up to an additional $1,000,000. The company will discuss details on the expected financial impact related to the Renovation Experts.com acquisition on its third quarter 2006 earnings conference call, which the company expects to hold in early November.

For more information about Website Pros, visit www.websitepros.com or call 1-800-GET-SITE. For more information about LEADS.com, visit www.leads.com or call 1-866-LEADS-12.

Forward-Looking Statements

This press release includes certain “forward-looking statements” that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our existing, and develop new, strategic relationships, our ability to integrate any acquired businesses, the accounting for acquisitions and those risks set forth under the caption “Risk Factors” in Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission. These filings are available on a Website maintained by the Securities and Exchange Commission at http://www.sec.gov. Website Pros does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Website Pros, Inc.

Website Pros, Inc. (Nasdaq: WSPI) is a leading provider of website building tools, internet marketing and lead generation solutions. The company offers a comprehensive suite of website design, customer support and technology tailored to the needs of small and medium-sized businesses. Additionally, Website Pros partners with enterprise companies to help them build stronger, more profitable relationships with their business customers. Based in Jacksonville, Florida, Website Pros can be reached by calling 1-800-GET-SITE. More information is available at www.websitepros.com.

About LEADS.com

LEADS.com, a Website Pros company, is a premier provider of subscription-based search engine marketing and lead generation services. LEADS.com helps small and medium sized businesses use the internet to generate qualified leads. Their flagship product, SmartClicks®, utilizes Tier 1 search engine platforms to generate phone calls and emails that go directly to the local businesses. More information is available at www.leads.com or by calling 1-866-LEADS-12.

About Renovation Experts.com

Since 1999, Renovation Experts.com has helped more than 700,000 homeowners to locate and hire a local residential general contractor. Renovation Experts is a premium network of more than 3,000 remodeling contractors, who carry out bathroom remodeling, kitchen remodeling, attic remodeling and basement remodeling projects. Renovation Experts contractors work with approximately 20,000 homeowners per month who have requested estimates on their home improvements projects.

The company provides contractors with an attractive alternative to traditional lead generation marketing avenues such as yellow page and print advertising, allowing contractors to access the growing number of homeowners using the internet to hire and purchase home improvement goods and services. Homeowners and contractors can find out more about the company and its services by visiting www.renovationexperts.com.